AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2005

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	33-0865080
(State or other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

8105 Irvine Center Drive

15th Floor

Irvine, California 92618

(949) 585-7500

(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Stephen H. Gordon

Chairman and Chief Executive Officer

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

15th Floor

Irvine California

(949) 585-7500

(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:

Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Patton Boggs LLP

2550 M Street, NW

Washington D.C. 20037

(202) 457-6000

Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,362,520	$21.91	$29,852,813	$3,514

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock on March 16, 2005, as reported by the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

Commercial Capital Bancorp, Inc., a Nevada corporation (“CCBI”), is filing this Form S-3 in connection with the completion of the acquisition (the “Acquisition”) of TIMCOR Exchange Corporation (“TIMCOR”) pursuant to the terms of a Stock Exchange Agreement and Plan of Reorganization dated February 4, 2005 (the “Stock Exchange Agreement”) among CCBI, TIMCOR and Timothy S. Harris and Iwalani W. Harris, as trustees of the Amended and Restated Harris Family Intervivos Trust dated September 15, 1988. The Acquisition was consummated on February 17, 2005.

Pursuant to the terms of the Stock Exchange Agreement, at the effective time of the Acquisition, each share of TIMCOR common stock was exchanged for a number of shares of common stock of CCBI, which was determined pursuant to the formula set forth in Section 2.01 of the Stock Exchange Agreement.

CCBI agreed in the Stock Exchange Agreement to file a registration statement on Form S-3 with respect to the shares of common stock of CCBI exchanged for the shares of TIMCOR common stock and to use its reasonable efforts to keep the Form S-3 continuously effective until all of the shares registered thereby have been sold or may be sold freely under Rule 144 under the Securities Act.

This Registration Statement, which registers an aggregate of 1,362,520 shares of common stock of CCBI, has been filed in accordance with CCBI’s obligations under the Stock Exchange Agreement.

Depending on the reference, CCBI is also referred to herein through the use of the words “we” or “our”.

The information in this prospectus is subject to completion and may be changed. No one may sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission (of which this prospectus is a part) is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, dated March 18, 2005

PROSPECTUS

COMMERCIAL CAPITAL BANCORP, INC.

1,362,520 SHARES OF

COMMON STOCK

This Prospectus relates to the offer and sale by the Selling Securityholder named herein from time to time of up to 1,362,520 shares of common stock, par value $0.001 per share (the “Common Stock”), of Commercial Capital Bancorp, Inc. (“CCBI”). The Selling Securityholder is the former shareholder of TIMCOR Exchange Corporation (“TIMCOR”), which was acquired by CCBI pursuant to the terms of a Stock Exchange Agreement and Plan of Reorganization dated February 4, 2005 (the “Stock Exchange Agreement”) among CCBI, TIMCOR and Timothy S. Harris and Iwalani W. Harris, as trustees of the Amended and Restated Harris Family Intervivos Trust dated September 15, 1988 (the “Selling Securityholder “). The acquisition of TIMCOR by CCBI (the “Acquisition”) was consummated on February 17, 2005. The shares of CCBI Common Stock offered by this Prospectus were issued pursuant to the terms of the Stock Exchange Agreement, which provided that each share of TIMCOR common stock would be exchanged for a number of shares of CCBI common stock as determined pursuant to the formula set forth in Section 2.01 of the Stock Exchange Agreement. Pursuant to the Stock Exchange Agreement, an aggregate of 681,260 shares of CCBI common stock registered hereunder have been deposited with an independent escrow agent, and will not be released or otherwise available to the Selling Securityholder until the one-year anniversary of the closing of the Acquisition, which is February 17, 2006. Such shares will revert back to CCBI under circumstances described in the Stock Exchange Agreement in the event of either an adverse change in the U.S. tax laws relating to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), or to satisfy certain claims to the extent they arise under the Stock Exchange Agreement.

The Selling Securityholder from time to time may offer and sell the Common Stock held by it directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated inter-dealer quotation system on which the Common Stock are listed or traded, if any, in privately-negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of any broker-dealer or agent and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. CCBI will not receive any of the proceeds from the sale of Common Stock by the Selling Securityholder. CCBI has agreed to bear certain expenses of registration of the Common Stock. See “Plan of Distribution.”

The Selling Securityholder and any broker-dealers or agents that participate in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any profit on the sale of the Common Stock by it and any commissions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See “Plan of Distribution.”

The Common Stock is traded on the Nasdaq Stock Market’s National Market under the symbol “CCBI.”

See “ Risk Factors” commencing on page 5 for certain information that should be considered by prospective investors in the securities offered hereby.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is             , 2005

WHERE YOU CAN FIND MORE INFORMATION

CCBI (which term includes its subsidiaries, unless the context otherwise requires) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). CCBI’s reports, proxy statements or other information filed by CCBI may be read and copied at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these documents, upon payment of a duplicating fee, may be requested by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. CCBI’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov). Reports, proxy statements and other information about CCBI may also be inspected at the offices of the Nasdaq National Market, 33 Whitehall Street, New York, New York, 10004.

This Prospectus constitutes a part of a Registration Statement on Form S-3 (the “Registration Statement”) filed by CCBI with the Commission under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to CCBI and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

CCBI is subject to the informational and reporting requirements of Sections 13(a) and 15(d) of the Exchange Act and in accordance therewith files reports and other information with the Commission. The following documents filed by CCBI with the Commission are incorporated into this Registration Statement by reference:

a. CCBI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 16, 2005.

b. Current Reports on Form 8-K filed on January 3, 2005, January 24, 2005 (2 documents), January 25, 2005, January 27, 2005, February 2, 2005, February 7, 2005, February 14, 2005, February 16, 2005, February 22, 2005, March 2, 2005 and March 11, 2005.

All documents subsequently filed by CCBI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

As used herein, the terms “Prospectus” and “herein” mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

CCBI will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Commercial Capital Bancorp, Inc., 8105 Irvine Center Drive, Suite 1500, Irvine, California 92618, Attention: Richard Sanchez, Chief Administrative Officer and Corporate Secretary. CCBI’s telephone number is (949) 585-7500.

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the offering fully, you should read this entire document and the documents incorporated by reference carefully.

The Offering

The Selling Securityholder is offering up to 1,362,520 shares of the Common Stock. The shares being offered can be sold at various times and in various manners by the Selling Securityholder as described in this Prospectus. The shares being offered by the Selling Securityholder were acquired under the terms of the Stock Exchange Agreement pursuant to which CCBI acquired TIMCOR. The shares being offered by the Selling Securityholder reflect the consideration paid by CCBI to the Selling Securityholder for its shares of TIMCOR common stock. Pursuant to the Stock Exchange Agreement, an aggregate of 681,260 shares of CCBI common stock registered hereunder have been deposited with an independent escrow agent, and will not be released or otherwise available to the Selling Securityholder until the one-year anniversary of the closing of the Acquisition, which is February 17, 2006. Such shares will revert back to CCBI under circumstances described in the Stock Exchange Agreement in the event of either an adverse change in the U.S. tax laws relating to Section 1031 of the Code or to satisfy certain claims to the extent they arise under the Stock Exchange Agreement. See “Selling Securityholder” and “Plan of Distribution” on pages 12 and 13, respectively.

The Company

CCBI is a diversified financial services holding company that provides a variety of lending and deposit products and services to middle market commercial businesses, income property real estate investors, related real estate service companies and professionals through its wholly owned subsidiaries, Commercial Capital Bank, FSB (the “Bank”), a federally chartered savings bank, Commercial Capital Mortgage (“CCM”), a commercial mortgage banking company, ComCap Financial service, Inc., a registered broker dealer, and TIMCOR. CCBI and subsidiaries is one of the largest independent banking organizations headquartered in Orange County, California and, based on the percentage growth in our assets on a quarterly basis over the past 36 months, we have been the fastest growing savings organization in California according to Federal Deposit Insurance Corporation data. We are recognized as one of the leading originators of multi-family residential real estate loans in California, where the market for multi-family residential loans is highly fragmented. According to DataQuick, which measures originations in California, we ranked third in the state in originations of such loans for the year ended December 31, 2004, with an aggregate of 3.49% of total originations. At December 31, 2004, we had consolidated total assets of $5.02 billion, net loans held for investment of $3.91 billion, total deposits of $2.26 billion and stockholders’ equity of $625.2 million.

Our primary operations are conducted through the Bank, which operates banking offices in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, in Corte Medera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California. The banking office located in Malibu, California, was opened in June 2004 and the banking office in Beverly Hills, California was opened in October 2004. We also opened a banking office in San Mateo, California, in March 2005.

In June 2004, we completed the acquisition of Hawthorne Financial Corporation (“Hawthorne”), the parent of Hawthorne Savings headquartered in El Segundo, California. Hawthorne Savings was merged into the Bank effective June 4, 2004. We issued 23,484,930 shares of our common stock for Hawthorne’s outstanding shares, issued 1,009,850 options for Hawthorne’s outstanding options and issued 949,319 warrants for Hawthorne’s outstanding warrants in connection with the acquisition transaction. At the time of the acquisition, Hawthorne had $2.75 billion in assets, $2.26 billion in loans and $1.75 billion in deposits. The acquisition added 15 retail branches and one loan office located throughout the coastal communities in the Southern California area, greatly enhancing the Bank’s retail franchise. The acquisition also brought additional lending activities that both compliment our established multi-family lending business and enhance our loan product set. In addition to the multi-family and commercial real estate lending, lending activities related to single family residential and construction and land loans were added as a result of the acquisition. The single family residential lending activities are primarily focused on estate or super jumbo loans. Construction and land lending activities primarily encompass single family and multi-family construction and land loans with the intent to convert into a construction loan.

Though the acquisition of Hawthorne significantly contributed to the growth in our retail franchise, we continue to look at developing our retail franchise through de novo branching. We have already announced our plans for two new retail branches. In March 2005, we opened a banking office in San Mateo, California, which will be our first in Northern California. By mid-2005, we plan to open a banking office located in Newport Coast, California.

On February 17, 2005, we completed the acquisition of TIMCOR in an all stock transaction with a fixed value of approximately $29.0 million, representing 1,362,520 shares of the common stock of CCBI. We delivered 681,260 shares of stock to the Selling Securityholder and placed into escrow the same number of shares, which will be distributed in full on the one-year anniversary of the transaction closing date, subject to certain contingencies. Currently, the distribution of 340,630 escrow shares is contingent upon there being no material changes or amendments to Section 1031 of the Code prior to their distribution that would eliminate the benefits associated with offering Section 1031-exchange services. Currently, no such changes or amendments to Section 1031 of the Code have occurred. The escrow shares are also available initially to satisfy certain claims to the extent that any arise pursuant to the Stock Exchange Agreement.

TIMCOR operates as a wholly owned subsidiary of CCBI. TIMCOR is a leading “qualified intermediary,” which facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Code. In February 2004, the companies announced they had entered into a strategic alliance whereby TIMCOR would promote and refer its clients to the Bank, as a strategic provider of banking, deposit, and lending products and services and the Bank would promote and refer TIMCOR’s Section 1031-exchange services to its income-property real estate investor clients. As part of that alliance, TIMCOR agreed to maintain a minimum of $50 million in deposits at the Bank. At December 31, 2004, TIMCOR agreed to maintain a minimum of $50 million in deposits at the Bank. At December 31, 2004, TIMCOR had over $390 million in exchange balances, $151.6 million of which was on deposit at the Bank. TIMCOR’s total assets exceeded $400 million as of December 31, 2004 and included $59.0 million of single family loans acquired from the Bank during 2004.

RISK FACTORS

Prospective investors should carefully review the following factors, as well as the other information contained in this Prospectus, in connection with the Common Stock offered hereby. When used in this Prospectus, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. CCBI wishes to caution readers that all forward-looking statements are necessarily speculative and not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various risks and uncertainties, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect CCBI’s financial performance and could cause CCBI’s actual results for future periods to differ materially from those anticipated or projected. The risks highlighted herein should not be assumed to be the only factors that could affect the future performance of CCBI.

We may fail to realize the anticipated benefits from the acquisition of TIMCOR. CCBI completed the Acquisition on February 17, 2005. The success of the Acquisition will depend on, among other things, our ability to continue to operate the business as successfully as prior to the Acquisition and to maintain or grow the Section 1031 exchange balances from levels prior to the Acquisition. If CCBI is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

We rely, in part, on external financing to fund our operations and the unavailability of such funds in the future could adversely impact our growth strategy and prospects. The Bank relies on deposits, advances from the Federal Home Loan Bank (“FHLB”) of San Francisco and other borrowings to fund its operations. The Bank has also historically relied on certificates of deposit. While the Bank has reduced its reliance on certificates of deposit and has been successful in promoting its transaction deposit products (money market, savings and checking), jumbo deposits nevertheless constituted a significant portion of total deposits at December 31, 2004. Jumbo deposits tend to be a more volatile source of funding. Although management has historically been able to replace such deposits on maturity if desired, no assurance can be given that the Bank would be able to replace such funds at any given point in time were its financial condition or market conditions to change. Furthermore, no assurance can be given that we will be able to continue to issue junior subordinated debentures, thereby depriving the Bank of one source of capital.

Although we consider such sources of funds adequate for our current capital needs, we may seek additional debt or equity capital in the future to achieve our long-term business objectives. The sale of equity or convertible debt securities in the future may be dilutive to our stockholders, and debt refinancing arrangements may require us to pledge some of our assets and enter into covenants that would restrict our ability to incur further indebtedness. There can be no assurance that additional financing sources, if sought, would be available to us or, if available, would be on terms favorable to us. If additional financing sources are unavailable or are not available on reasonable terms, our growth strategy and future prospects could be adversely impacted.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance. We are unable to predict fluctuations of market interest rates, which are affected by many factors, including:

•	inflation;

•	recession;

•	a rise in unemployment;

•	tightening money supply; and

•	domestic and international disorder and instability in domestic and foreign financial markets.

Changes in the interest rate environment may reduce our profits. We expect that the Bank will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, an increase in the general level of interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their obligations, especially borrowers with loans subject to negative amortization. Negative amortization involves a greater risk during a period of rising interest rates because the loan principal may increase above the amount originally advanced, which could increase the risk of default. Accordingly, changes in levels of market interest rates could materially and adversely affect the Bank’s net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of its securities portfolio and overall profitability.

We may have difficulty managing our growth, which may divert resources and limit our ability to successfully expand our operations. We have grown substantially during the last couple of years. The acquisition of Hawthorne significantly contributed to the increase in our assets from $1.72 billion at December 31, 2003 to $5.02 billion at December 31, 2004. We expect to continue to experience significant growth in the amount of our assets, the level of our deposits, the number of our clients and the scale of our operations. Our future profitability will depend in part on our continued ability to grow and we can give no assurance that we will be able to sustain our historical growth rate or even be able to grow organically or through acquisition.

In past years, we have incurred substantial expenses to build our management team and personnel, develop our delivery systems and establish our infrastructure to support our future loan growth. Our future success will depend on the ability of our officers and key employees to continue to implement and improve our operational, financial and management controls, reporting systems and procedures, and manage a growing number of client relationships. We may not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls. Thus, we cannot give assurances that our growth strategy will not place a strain on our administrative and operational infrastructure.

In addition, we intend to grow our deposits and expand our retail banking franchise. In the Hawthorne acquisition, we added 15 additional branch offices. Further expansion will require additional capital expenditures and we may not be successful expanding our franchise or in attracting or retaining the personnel it requires. Furthermore, various factors such as economic conditions, regulatory and legislative considerations and competition may impede or limit our growth. If we are unable to expand our business as we anticipate, we may be unable to realize any benefit from the investments made to support future growth. Alternatively, if we are unable to manage future expansion in our operations, we may have to incur additional expenditures beyond current projections to support such growth.

The Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent we require such dividends in the future, may affect our ability to service our debt and pay dividends. We are a separate legal entity from our subsidiaries and do not have significant operations of our own. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank and other factors, that the Office of Thrift Supervision (“OTS”), the Bank’s primary regulator, could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event the Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations as they become due, or pay dividends on our common stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations and prospects.

Our allowance for loan losses may not be adequate to cover actual losses. Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on our historical loss experience, as well as an evaluation of the risks associated with our loans held for investment. To date, we have experienced negligible losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot provide assurance that we will not need to increase our allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

Our business is subject to various lending and other economic risks that could adversely impact our results of operations and financial condition.

Changes in economic conditions, particularly an economic slowdown in California, could hurt our business. Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control.

A deterioration in economic conditions, in particular an economic slowdown within California, could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline; and

•	collateral for loans made by us, especially real estate, may decline in value, in turn reducing a client’s borrowing power, and reducing the value of assets and collateral associated with our loans held for investment.

A downturn in the California real estate market could hurt our business. Our business activities and credit exposure are concentrated in California. A downturn in the California real estate market could hurt our business because the vast majority of our loans are secured by real estate located within California. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans. Real estate values in California could be affected by, among other things, earthquakes and other natural disasters particular to California.

We may suffer losses in our loan portfolio despite our underwriting practices. We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. These practices include analysis of a borrower’s prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers and verification of liquid assets. Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses.

Two of our executive officer own a significant amount of our common stock and may make decisions that are not in the best interests of all stockholders. As of December 31, 2004, two of our senior executive officers, Stephen H. Gordon and David S. DePillo, owned approximately 11.7% of our outstanding common stock. In addition, over the years, these senior executive officers have been granted options to acquire shares of our common stock, which when vested and exercised will increase their ownership of shares of our common stock. Assuming the full exercise of all outstanding options, Messrs. Gordon and DePillo would own in the aggregate approximately 16.0% of our outstanding common stock. As a result, these individuals, acting together, will have the ability to significantly influence the election and removal of our board of directors, as well as the outcome of any other matters to be decided by a vote of stockholders. In addition, this concentration of ownership may delay or prevent a change in control of our company, even when a change in control may be perceived by some in the best interests of our stockholders.

We are subject to extensive regulation which could adversely affect us. Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. We believe that we are in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There can be no assurance that there will be no laws, rules or regulations adopted in the future, which could make compliance more difficult or expensive, or otherwise adversely affect our business, financial condition or prospects.

We face strong competition from other financial institutions, financial service companies and other organizations offering services similar to those offered by us, which could hurt our business. We conduct our business operations primarily in California. Increased competition within California may result in reduced loan originations and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the types of loans and banking services that we offer. These competitors include other savings associations, national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger clients. These institutions, particularly to the extent they are more diversified than we are, may be able to offer the same loan products and services that we offer at more competitive rates and prices. If we are unable to attract and retain banking clients, we may be unable to continue our loan and deposit growth and our business, financial condition and prospects may be negatively affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

A number of the disclosures in this Form S-3 or incorporated by reference herein, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements

These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality and other financial data and capital and performance ratios.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties that are subject to change based on various important factors (some of which are beyond our control). The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements:

•	the strength of the United States economy in general and the strength of the regional and local economies within California;

•	geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to act or threats of terrorism and/or military conflicts which could impact business and economic conditions in the United States and abroad;

•	adverse changes in the local real estate market, as most of our loans are concentrated in California and the substantial majority of these loans have real estate as collateral;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, interest rate, market and monetary fluctuations;

•	our timely development of new products and services in a changing environment, including the features, pricing and quality of our products and services compared to the products and services of our competitors;

•	the willingness of users to substitute competitors’ products and services for our products and services;

•	the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	technological changes;

•	changes in consumer spending and savings habits; and

•	regulatory or judicial proceedings.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this Form S-3 or incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

CCBI will not receive any cash proceeds from the sale of the Common Stock offered hereby by the Selling Securityholder.

DIVIDEND POLICY

In July 2004, the Company announced the initiation of a quarterly cash dividend policy. The first such quarterly dividend, in the amount of $0.04 per share with an aggregate cash value of $2.1 million, was paid on August 30, 2004 to shareholders of record on August 16, 2004. In October 2004, we declared a cash dividend of $0.05 per share with an aggregate cash value of $2.7 million, which was paid on November 29, 2004. The timing and amount of any future dividends will be determined by the Board of Directors of CCBI and will depend, among other factors, upon its earnings, financial condition, cash requirements, the capital requirements of the Bank and investment opportunities at the time any such payment is considered.

As a holding company, the payment of any dividends by CCBI will be significantly dependent on dividends received by it from the Bank.

DESCRIPTION OF CAPITAL STOCK

CCBI’s articles of incorporation, as amended, authorize 200,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of February 28, 2005, CCBI had 55,743,493 shares of Common Stock outstanding, which included 340,630 contingent shares held in escrow, and no shares of Preferred Stock outstanding.

The following description of CCBI’s capital stock does not purport to be complete and is qualified in all respects by reference to CCBI’s articles of incorporation, as amended, and bylaws and the corporate law of Nevada.

Company Common Stock

Each share of Common Stock is entitled to one vote on all matters submitted to a vote at any meeting of stockholders. Holders of Common Stock are entitled to receive dividends as may be declared by CCBI’s Board of Directors out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of CCBI available for distribution after the payment of creditors. Holders of Common Stock have no preemptive rights to subscribe for any additional securities of any class that CCBI may issue, nor any conversion, redemption or sinking fund rights. Holders of Common Stock do not have the right to cumulate votes in the election of directors. The rights and privileges of holders of Common Stock are subject to any preferences that CCBI’s Board of Directors may set for any series of Preferred Stock that CCBI may issue in the future.

Company Preferred Stock

Under CCBI’s articles of incorporation, as amended, CCBI may issue shares of Preferred Stock in one or more series, as may be determined by CCBI’s Board of Directors. CCBI’s Board of Directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders. Any Preferred Stock issued will rank senior to Common Stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of CCBI, or both. In addition, any shares of Preferred Stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Preferred Stock, or merely the existing authorization of CCBI’s Board of Directors to issue shares of Preferred Stock, may tend to discourage or impede a merger or other change in control of CCBI. The number of shares of Preferred Stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the Board of Directors of CCBI. No shares of Preferred Stock are currently outstanding.

RESTRICTIONS ON ACQUISITION OF CCBI

A number of provisions of CCBI’s articles of incorporation, as amended, and bylaws deal with matters of corporate governance and the rights of its stockholders. The following discussion is a general summary of all material provisions of our articles of incorporation and bylaws which might be deemed to have a potential “anti-takeover” effect. Reference should be made in each case to CCBI’s articles of incorporation and bylaws.

Board of Directors. CCBI’s articles of incorporation, as amended, and bylaws contain provisions relating to its Board of Directors. The bylaws currently state that the authorized number of directors of CCBI shall be not less than five nor more than 15. In connection with CCBI’s acquisition of Hawthorne, the size of CCBI’s Board of Directors was increased from seven directors to nine directors, and three of Hawthorne’s directors were elected to the CCBI Board of Directors. The Board of Directors, which prior to the Merger was divided into two classes with directors serving staggered two-year terms, will be divided into three classes, with directors serving staggered three-year terms, commencing at CCBI’s 2005 annual meeting of stockholders.

CCBI does not permit cumulative voting in the election of directors. Directors may be removed pursuant to Nevada corporate law by a vote of at least two-thirds of CCBI’s stockholders. Any vacancy occurring in the Board of Directors for any reason, including an increase in the number of authorized directors, may be filled by the concurring vote of two-thirds of the directors then in office, regardless of whether there is a quorum of the Board of Directors, and a director appointed to fill a vacancy serves for the remainder of the term to which the director has been elected, and until his or her successor has been elected and qualified.

CCBI’s bylaws govern nominations for election to the Board of Directors and provide that nominations for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder eligible to vote at an annual meeting of stockholders who has complied with specified notice requirements. Written notice of a stockholder nomination must be delivered or mailed to the chairman/chief executive officer or vice chairman/president not later than 120 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting of stockholders of CCBI. Nominations not made in accordance with CCBI’s bylaws are disregarded.

Limitation of Liability. CCBI’s articles of incorporation, as amended, provide that stockholders, officers or directors shall not be personally liable for the payment of our debts, except as they may be liable by reason of their own conduct or acts. In addition, CCBI’s articles of incorporation provide that no director or officer shall be liable to CCBI or its stockholders for monetary damages for breach of fiduciary duty, provided that a director of officer may still be liable for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of specific provisions of the Nevada General Corporation Law.

Indemnification of Directors, Officers, Employees and Agents. Pursuant to CCBI’s articles of incorporation, as amended, and bylaws, CCBI has agreed to indemnify CCBI’s directors, officers, employees and agents, to the fullest extent permitted by Nevada law, from and against any and all expenses and liabilities permitted by Nevada law. The indemnification provided for in CCBI’s articles of incorporation is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification CCBI provides continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

CCBI’s bylaws also provide that it will pay, in advance, for expenses incurred in defending any civil or criminal action or proceeding for which it must or could pay for indemnification, provided that any party seeking such indemnification provides to us an undertaking that such person will repay any such amount to us in the event that it is ultimately determined that such party is not entitled to indemnification.

The indemnification provided for in CCBI’s articles of incorporation, consistent with Nevada law, is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification CCBI provides continues as to a person who has ceased to be a director or officer and inures to the benefit of the heirs, executors and administrators of such a person. However, under Nevada law, indemnification generally may not be made to, or on behalf of, any director or officer if it is established that such person’s acts or omissions involved intentional misconduct, fraud or knowing violation of the law and were material to the cause of action.

CCBI and the Bank enter into agreements to indemnify their directors. The indemnification agreements require CCBI and the Bank to indemnify the directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Special Meetings of Stockholders and Stockholder Proposals. Under Nevada law, a special meeting of the stockholders may be called by a corporation’s board of directors, two directors or the president unless otherwise provided in the articles of incorporation. The articles of incorporation of CCBI do not provide authority to call special meetings of stockholders to any other person.

At an annual meeting of CCBI’s stockholders, only such business as is properly brought before the meeting shall be conducted. To be properly brought, business must be specified in the notice of meeting given by CCBI’s Board of Directors or otherwise properly brought by a stockholder.

Amendment of Articles of Incorporation and Bylaws. Under Nevada law, a board of directors must adopt a resolution setting forth the proposed amendment to the articles of incorporation and either call a special meeting of stockholders or direct that the proposed amendment be considered at the next annual meeting. Under Nevada law, amendments to a public corporation’s articles of incorporation must generally be approved by stockholders holding shares entitling them to exercise at least a majority of the voting power unless another proportion is specified (i) in the articles of incorporation, (ii) as may be required in the case of a vote by classes or series, or (iii) by other provisions of Nevada law. CCBI’s articles of incorporation require approval by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock entitled to vote generally in an election of directors cast at a meeting of stockholders to amend certain provisions of the articles of incorporation relating to the classified Board of Directors, combinations with certain interested stockholders, amending the bylaws and amending the articles of incorporation.

Under Nevada law, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Nevada law provides that a corporation’s articles of incorporation may grant authority to amend the bylaws with the board of directors exclusively. CCBI’s articles of incorporation authorize CCBI’s Board of Directors to amend its bylaws by vote of a majority of the Board of Directors at a meeting. The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of the holders of not less than two-thirds of the votes cast by stockholders of CCBI at a meeting of stockholders.

Other Restrictions on the Ability of Others to Acquire CCBI. Several provisions of the Nevada General Corporation Law (the “NGCL”) affect the acquisition of the Common Stock or control of CCBI. The NGCL generally provides that a “resident domestic corporation” shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. After three years, a “resident domestic corporation” is only authorized to engage in a combination which was either authorized by the board prior to the three years, authorized by a majority of disinterested stockholders or meets various fair price criteria.

For purposes of this statute, a “resident domestic corporation” is a domestic corporation that has 200 or more stockholders of record. An “interested stockholder” generally means any person that (i) is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. For purposes of this statute, an affiliate and associate of an interested stockholder is likewise considered to be an interested stockholder. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 5% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder.

In addition to Nevada law, CCBI’s articles of incorporation include a requirement that specified business combinations with a related person be approved by an affirmative vote of at least two-thirds of the outstanding shares entitled to vote, unless a majority vote of directors who are not affiliated with such related person and were incumbent prior to the time such person became a related person, approve the business combination. CCBI’s articles of incorporation define “business combination” to include the following: (a) a merger or consolidation with a related person; (b) a merger or consolidation of a related person with or into CCBI or any of its subsidiaries; (c) the issuance of CCBI securities or those of any of its subsidiaries, to a related person other than stock options; (d) acquisition by CCBI or its subsidiaries of any security of a related person; (e) any reclassification or recapitalization of CCBI’s common stock, or (f) any agreement, contract or other arrangement providing for any of the foregoing transactions. A “related person” is defined in the articles of incorporation as any individual, corporation, partnership or other person or entity which, together with its affiliates, is the beneficial owner of ten percent (10%) of CCBI’s capital stock.

The NGCL also prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s stockholders. The relevant threshold ownership percentages of the voting power of the corporation in the election of directors are: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more. Once an acquirer crosses one of these thresholds, those shares acquired in an offer or acquisition and those shares acquired within the preceding ninety days become control shares and such control shares are deprived of the right to vote until disinterested stockholders restore the right. This provision will not apply if the articles of incorporation or bylaws of the target corporation in effect on the tenth day following the acquisition of a controlling interest provides that this provision does not apply.

The NGCL also provides that, unless otherwise provided in the corporation’s articles or bylaws in effect on the tenth day following the acquisition of a controlling interest, in the event control shares are accorded full voting rights and the acquirer has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights for the control shares may dissent, in accordance with the Nevada statutory procedures dealing with dissenters’ rights, and obtain payment of the fair value of their shares.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the Office of Thrift Supervision of the Department of the Treasury (the “OTS”) has been given 60 days’ prior written notice. The Home Owners’ Loan Act of 1933, as amended, provides that no company may acquire “control” of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS.

Federal law generally provides that no person or entity, acting directly or indirectly or through or in concert with one or more other persons or entities, may acquire “control,” as that term is defined in OTS regulations, of a federally insured savings association without giving at least 60 days written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of a savings and loan holding company, from acquiring control of any savings association that is not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

SELLING SECURITYHOLDER

This Prospectus relates to the offer and sale by the Selling Securityholder of 1,362,520 shares of Common Stock issued to it under the terms of the Stock Exchange Agreement pursuant to which CCBI acquired TIMCOR. The shares of Common Stock issued to the Selling Securityholder reflect consideration paid to it by CCBI for its shares of TIMCOR common stock. Pursuant to the Stock Exchange Agreement, an aggregate of 681,260 shares of CCBI common stock registered hereunder have been deposited with an independent escrow agent, and will not be released or otherwise available to the Selling Securityholder until the one-year anniversary of the closing of the Acquisition, which is February 17, 2006. Such shares will revert back to CCBI under circumstances described in the Stock Exchange Agreement in the event of either an adverse change in the U.S. tax laws relating to the Code or to satisfy certain claims to the extent they arise under the Stock Exchange Agreement.

CCBI agreed in the Stock Exchange Agreement to file a registration statement on Form S-3 with respect to the shares of Common Stock of CCBI exchanged for the shares of TIMCOR common stock and to use its reasonable efforts to keep the Form S-3 continuously effective until all of the shares registered thereby have been sold or may be sold freely under Rule 144 under the Securities Act. The Selling Securityholder will pay its own legal and accounting fees and any other expenses incurred by the Selling Securityholder. Any commissions, discounts or other fees payable to broker-dealers or other agents in connection with any sale of the Common Stock by the Selling Securityholder will be payable by the Selling Securityholder.

CCBI has agreed to indemnify the Selling Securityholder against certain liabilities arising out of any actual or alleged material misstatements or omissions in the Registration Statement, other than liabilities arising from information supplied by the Selling Securityholder for use in the Registration Statement. The Selling Securityholder has agreed to indemnify CCBI against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement insofar as such misstatements or omissions were made in reliance upon written information furnished to CCBI by such Selling Securityholder expressly for use in the Registration Statement.

Because the Selling Securityholder may offer all or some of the Common Stock, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Common Stock that will be held by the Selling Securityholder after completion of the offering, no estimate can be given as to the amount of the Common Stock that will be held by the Selling Securityholder after completion of the offering.

The following table sets forth the name of the Selling Securityholder and the number of shares of Common Stock beneficially owned and offered hereby by the Selling Securityholder. Except as indicated in the notes to the table, the Selling Securityholder has not held any position or had any other material relationship with CCBI in the past three years.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Offered Hereby	Common Stock Beneficially Owned After Offering
Timothy S. Harris and Iwalani W. Harris, as trustees of the Amended and Restated Harris Family Intervivos Trust dated September 15, 1988(1)	1,362,520	1,362,520	1,362,520	(2)

(1)	Timothy S. Harris, a trustee of the Selling Securityholder, continued as President of TIMCOR on consummation of the Acquisition. Mr. Harris also became an Executive Vice President of CCBI effective as of March 1, 2005. In February 2004, CCBI and TIMCOR entered into a strategic alliance whereby TIMCOR would refer and promote the Bank to its clients, and the Bank would promote TIMCOR’s Section 1031 exchange services to its income property real estate clients. As part of the alliance, TIMCOR agreed to maintain a minimum of $50.0 million in deposit balances at the Bank. During the past three years TIMCOR and CCBI have not engaged in any transactions except as described above and the purchase by TIMCOR in 2004 of approximately $59.0 million of single-family residential loans from CCBI.
(2)	This amount will depend on shares of CCBI Common Stock sold from time to time pursuant to this prospectus which would reduce this total on a share for share basis.

PLAN OF DISTRIBUTION

The sale or distribution of all or any portion of the Common Stock may be effected from time to time by the Selling Securityholder directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, in the over-the-counter market, on any national securities exchange or automated inter-dealer quotation system on which the Common Stock are listed or traded, if any, in privately-negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The methods by which the Common Stock may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers, or to or through marketmakers, (iv) transactions in put or call options or other rights established after the effectiveness of the Registration Statement of which this Prospectus is a part, (v) pro rata distributions as part of the liquidation and winding up of the affairs of the Selling Securityholder and (vi) privately-negotiated transactions. In addition, any of the Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act, as discussed below, may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

In the case of sales of the Common Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Common Stock sold by or through such broker-dealers, or both. The Selling Securityholder and any broker-dealers or agents participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

CCBI has advised the Selling Securityholder of the need for delivery of copies of this Prospectus and that each Selling Securityholder and any other person participating in a distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M and Rules 101 through 105 thereunder. Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of Common Stock by, Selling Securityholder and other persons participating in a distribution of the Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions. All of the foregoing may affect the marketability of the Common Stock offered hereby.

Shares of Common Stock not sold pursuant to the Registration Statement of which this Prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose shares of Common Stock are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares of Common Stock which does not exceed the greater of one percent of the outstanding Common Stock or the average weekly reported trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares of Common Stock by a person who is not an affiliate of CCBI and who has satisfied a two-year holding period without any volume limitation.

LEGAL MATTERS

Patton Boggs LLP, Washington, D.C., will pass upon the validity of the securities offered hereby. As of the date of this Prospectus, certain partners of Patton Boggs LLP owned approximately 118,250 shares of CCBI Common Stock.

EXPERTS

The consolidated financial statements of CCBI and subsidiaries incorporated in this Registration Statement by reference from CCBI’s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CCBI. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CCBI SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH JURISDICTION THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

1,362,520 SHARES OF COMMON STOCK

MARCH     , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an estimate of the expenses to be incurred by the Company in connection with the offering of Securities by the Selling Securityholder described herein.

SEC registration fee	$3,514
Legal fees and expenses	15,000
Accounting expenses	10,000
Miscellaneous expenses	1,486

$30,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CCBI and the Bank enter into agreements to indemnify their directors. The indemnification agreements require CCBI and the Bank to indemnify the directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of the indemnification agreements were filed as Exhibits 10.17 and 10.18 to the Registrant’s Registration Statement on Form S-1 (No. 333-99631) filed with the Commission on September 16, 2002, as amended.

Section 3.15 of the Registrant’s Bylaws provides as follows:

Section 3.15 Indemnification of Agents of the Corporation: Purchase of Liability Insurance.

(a) The corporation shall, to the maximum extent and in the manner permitted by the NGCL, indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.15 a “director” of the corporation includes any person (i) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (ii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(b) The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Section 3.15, an “officer,” “employee” or “agent” of the corporation includes any person (i) who is or was an officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(c) Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 3.15 shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnification party is not entitled to be indemnified as authorized in this Section 3.15. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Section 3.15 may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.15.

(d) The indemnification provided by this Section 3.15 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

(e) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 3.15.

(f) No indemnification or advance shall be made under this Section 3.15, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The NGCL provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NGCL 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NGCL 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NGCL 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification pursuant to NGCL 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NGCL 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NGCL 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NGCL.

ITEM 16. EXHIBITS

Exhibits are listed by number corresponding to the Exhibit Table of Item 601 of Regulation S-K.

Exhibit No.	Description
4.0	Specimen stock certificate of Commercial Capital Bancorp, Inc. (1)

4.1	Indenture dated November 28, 2001 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (1)

4.2	Indenture dated March 15, 2002 between Commercial Capital Bancorp, Inc. and Wells Fargo Bank, National Association. (1)

4.3	Indenture dated March 26, 2002 between Commercial Capital Bancorp, Inc. and State Street Bank & Trust Company. (1)

4.4	Indenture dated September 25, 2003 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (2)

4.5	Indenture dated December 19, 2003 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (3)

4.6	Indenture dated March 31, 2004 between Commercial Capital Bancorp, Inc. and Deutsche Bank Trust Company Americas. (4)

4.7	Indenture dated May 27, 2004 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (5)

4.8	Indenture dated June 22, 2004 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (5)

4.9	First Supplemental Indenture dated June 4, 2004 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (6)

4.10	First Supplemental Indenture dated June 4, 2004 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (6)

4.11	First Supplemental Indenture dated June 4, 2004 between Commercial Capital Bancorp, Inc. and Wilmington Trust Company. (6)

4.12	First Supplemental Indenture dated June 4, 2004 between Commercial Capital Bancorp, Inc. and The Bank of New York. (6)

4.13	Indenture dated February 2, 2005 between Commercial Capital Bancorp, Inc. and Deutsche Bank Trust Company Americas. (7)

5.1	Opinion of Patton Boggs LLP regarding the legality of the Common Stock of CCBI.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Patton Boggs LLP (included in Exhibit 5.1).

24.1	Power of Attorney (located on signature page hereto).

(1)	Incorporated by reference from the Registration Statement on Form S-1 (No. 333-99631) filed with the SEC on September 16, 2002, as amended.
(2)	Incorporated by reference from the Form 10-Q for the quarter ending September 30, 2003 filed with the SEC on November 14, 2003.
(3)	Incorporated by reference from the Annual Report on Form 10-K for the year ending December 31, 2003 filed with the SEC on March 12, 2004.
(4)	Incorporated by reference from the Form 10-Q for the quarter ending March 31, 2004 filed with the SEC on May 10, 2004.
(5)	Incorporated by reference from the Registration Statement on Form S-3 (No. 333-117583) filed with the SEC on July 22, 2004.
(6)	Incorporated by reference from the Form 10-Q for the quarter ending June 30, 2004 filed with the SEC on August 9, 2004.
(7)	Incorporated by reference from the Annual Report on Form 10-K for the year ending December 31, 2004 filed with the SEC on March 16, 2005.

ITEM 17. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being transferred which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 18th day of March, 2005.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON
Stephen H. Gordon Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each director of the Registrant whose signature appears below, hereby makes, constitutes and appoints Stephen H. Gordon and Christopher G. Hagerty, and each of them severally as his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments and generally to do all such things in their behalf in their capacity as directors and/or officers to make the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirement of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ STEPHEN H. GORDON Stephen H. Gordon	Chairman and Chief Executive Officer (Principal Executive Officer)	March 18, 2005

/s/ DAVID S. DEPILLO David S. DePillo	Director, President and Chief Operating Officer	March 18, 2005

/s/ CHRISTOPHER G. HAGERTY Christopher G. Hagerty	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 18, 2005

/s/ JAMES G. BRAKKE James G. Brakke	Director	March 18, 2005

/s/ BARNEY R. NORTHCOTE Barney R. Northcote	Director	March 18, 2005

/s/ ROBERT J. SHACKLETON Robert J. Shackleton	Director	March 18, 2005

Timothy R. Chrisman	Director	March 18, 2005

/s/ GARY W. BRUMMETT Gary W. Brummett	Director	March 18, 2005

Anthony W. Liberati	Director	March 18, 2005